Exhibit 99.1

EAGLE FINANCIAL SERVICES, INC. ANNOUNCES

2016 SECOND QUARTER DIVIDEND

AND FINANCIAL RESULTS

Contact:	Kathleen J. Chappell, Vice President and CFO	540-955-2510
kchappell@bankofclarke.com

BERRYVILLE, VIRGINIA (July 22, 2016) – Eagle Financial Services, Inc. (OTCQX: EFSI), the holding company for Bank of Clarke County, whose divisions include Eagle Investment Group, reported increased quarterly earnings, continued asset quality improvement and strong performance for the second quarter of 2016. On July 20, 2016, the Board of Directors announced a quarterly common stock cash dividend of $0.20 per common share, payable on August 15, 2016, to shareholders of record on August 1, 2016. Select highlights for the second quarter include:

•	Net Income of $1.6 million

•	ALLL to Total Loans of 0.96%

•	Net Interest Margin of 4.16%

•	Earnings per Share, Basic of $0.46

John R. Milleson, President and CEO, stated “I am extremely satisfied with the continued improvement in the Company’s overall asset quality. That, combined with our consistent loan and deposit growth, has contributed to the increased level of net interest income. Our bankers have been diligently working on various undertakings that have notably contributed to the admirable 2016 second quarter and year to date financial performance. We are very fortunate to have some of the top bankers in each of our markets. This benefits all- our Company, our communities, our customers and our shareholders.”

Income Statement Review

Net income for the quarter ended June 30, 2016 increased 5.64% to $1.6 million when compared to the $1.5 million for the quarter ended March 31, 2016. Net income for the quarter ended June 30, 2016 was $813,000 higher than net income for the same period in 2015. Much of this increase from the quarter ended June 30, 2015, related to the increase in net interest income, the decrease in the provision for loan losses and the large expense related to the June 2015 purchase of land on which one of the Company’s retail branches is located. While the Company had owned the branch building, the land had previously been leased. On June 10, 2015, the Company purchased the land, subject to the existing lease, and recorded it at market value, resulting in a $520,000 expense and write down of the total purchase price.

Net interest income increased $232,000 or 3.79% from $6.1 million for the quarter ended March 31, 2016 to $6.3 million for the quarter ended June 30, 2016. This increase in net interest income was driven by both increased loan volume and loan yields experienced by the Bank. Net interest income increased 9.53% or $552,000 from $5.8 million for the quarter ended June 30, 2015 to $6.3 million for the quarter ended June 30, 2016. This increase is also attributed to increased loan volume and yield.

Total loan interest income was $5.9 and $5.7 million for the quarters ended June 30 and March 31, 2016, respectively. For the quarter ended June 30, 2015, total loan interest income was $5.4 million. Average loans for the quarter ended June 30, 2016 were $509.7 million compared to $501.3 million for the quarter ended March 31, 2016. Total average accruing loans were $505.5 million for the three months ended June 30, 2016 and $496.1 million for the quarter ended March 31, 2016. For the second quarter of 2015, total average loans were $470.6 million and average accruing loans were $463.8 million. The tax equivalent yield on average loans for the quarters ended June 30 and March 31, 2016 was 4.67% and 4.60%, respectively. The tax equivalent yield on loans for the quarter ended June 30, 2015 was 4.65%. Interest income from the investment portfolio was $737,000 for the quarter ended June 30, 2016 and $696,000 for the same period ended March 31, 2016. Average investments were $103.6 million for the quarter ended June 30, 2016 and $104.7 million for the quarter ended March 31, 2016. Interest income from the investment portfolio was $678,000 for the quarter ended June 30, 2015 while average investments were $103.0 million for the same time period.

Total interest expense was $297,000 for the three months ended June 30, 2016 and $307,000 for the quarter ended March 31, 2016. The average cost of interest bearing liabilities decreased by one basis point when comparing the quarter ended June 30, 2016 to the quarter ended March 31, 2016. The average balance of interest bearing liabilities increased by $1.0 million from the quarter ended March 31, 2016. The net interest margin was 4.16% for the quarter ended June 30, 2016 and 4.09% for the quarter March 31, 2016. For the quarter ended June 30, 2015, total interest expense was $327,000 and the net interest margin was 4.13%.

The Company’s net interest margin is not a measurement under accounting principles generally accepted in the United States, but it is a common measure used by the financial services industry to determine how profitably earning assets are funded. The Company’s net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent net interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The tax rate utilized is 34%. The table at the end of this document reconciles tax-equivalent net interest income, which is not a measurement under accounting principles generally accepted in the United States of America (GAAP), to net interest income.

Non-interest income was $1.7 million and $1.6 million for the quarters ended June 30 and March 31, 2016, respectively. When comparing the quarter ended June 30, 2016 to the quarter ended March 31, 2016, fees from fiduciary activities increased $52,000 or 15.85%. This increase results mostly from some one time fees collected during the quarter ended June 30, 2016. Fees from fiduciary activities increased $24,000 or 6.74% from the quarter ended June 30, 2016 to the same period in 2015. Other service charges and fees increased $163,000 or 19.66% when comparing the three months ended June 30 to March 31, 2016. The majority of this increase resulted from the increase in fees from ATMs, service release premiums and non-deposit investment sales. When comparing the quarter ended June 30 2016 to the same period in 2015, other service charges and fees increased $62,000 or 6.67%. Noninterest income for the three months ended June 30, 2015 was $1.6 million.

Noninterest expense was $5.8 million for the quarter ended June 30, 2016, representing an increase of $279,000 or 5.02% when compared to the quarter ended March 31, 2016. Several components of non-interest expense, including salaries and employees’ benefits, equipment expenses, professional fees, atm network fees and advertising and marketing expenses have also increased with the Company’s expansion into Loudoun County, Virginia. Noninterest expense decreased $299,000 or 4.88% from the quarter ended June 30, 2016 compared to the same time period in 2015. Much of this decrease resulted from the adjustment to the purchase price of land acquired in June 2015. On June 10, 2015, the Company purchased the land, subject to the existing lease, and recorded it at market value, resulting in a $520,000 write down of the total purchase price.

Asset Quality and Provision for Loan Losses

Nonperforming assets consist of loans 90 days past due and still accruing interest, nonaccrual loans, other real estate owned (foreclosed properties), and repossessed assets. At June 30, 2016, nonperforming asset were $4.5 million or 0.67% of total assets, a decrease of $516,000 when compared to the $5.1 million at March 31, 2016. During the second quarter of 2016, the Bank placed two loans on non-accrual status. Management regularly evaluates the financial condition of borrowers with loans on non-accrual status and the value of any collateral on these loans. The results of these evaluations are used to estimate the amount of losses which may be realized on the disposition of these non-accrual loans. The majority of the non-accrual loans are secured by real estate. No real estate assets had been foreclosed upon during the second quarter of 2016 and the Bank was in the process of settling the sale of one other real estate owned property during the same period. The property to be sold had been recorded at a net value of $174,000 and the sale is expected to result in a net loss of $47,000. Loans greater than 90 days past due and still accruing increased from $24,000 at March 31, 2016 to $33,000 at June 30, 2016. Nonperforming assets were $9.1 million or 1.44% of total assets at June 30, 2015.

The Company may, under certain circumstances, restructure loans in troubled debt restructurings as a concession to a borrower when the borrower is experiencing financial distress. Formal, standardized loan restructuring programs are not utilized by the Company. Each loan considered for restructuring is evaluated based on customer circumstances and may include modifications to one or more loan provision. Such restructured loans are included in impaired loans but may not necessarily be nonperforming loans. At June 30, 2016, the Company had 25 troubled debt restructurings totaling $7.8 million, of which 22 loans, totaling $6.5 million, were considered performing loans.

The Company realized $31,000 in net charge offs for the quarter ended June 30, 2016 compared to $34,000 in net charge offs for the three months ended March 31, 2016. For the quarter ended June 30, 2015, the Company realized net recoveries of $64,000. The Company continues to operate a troubled credit group to monitor past due loans, identify potential problem credits, and develop action plans to work through its troubled loans as promptly as possible. Asset quality remains a primary focus of the Company. Necessary resources continue to be devoted to the ongoing review of the loan portfolio and the workouts of problem assets to minimize any losses to the Company. Management will continue to monitor delinquencies, risk rating changes, charge-offs, market trends and other indicators of risk in the Company’s portfolio, particularly those tied to residential and commercial real estate, and adjust the allowance for loan losses accordingly.

The Company recorded no provision for loan losses for the quarter ended June 30, 2016. Provisions for loan losses were $79,000 and $300,000 for the three months ended March 31, 2016 and June 30, 2015, respectively. The allowance for loan losses was $5.0 million, or 0.96% of total outstanding loans, at June 30, 2016. At March 31, 2016 and June 30, 2015, the allowance for loan losses was $5.0 million and $5.5 million, respectively. The amount of provision for loan losses during each quarter reflects the results of the Bank’s analysis used to determine the adequacy of the allowance for loan losses. The Company is committed to maintaining an allowance at a level that adequately reflects the risk inherent in the loan portfolio.

Total Consolidated Assets

Total consolidated assets of the Company at June 30, 2016 were $677.4 million, which represented an increase of $13.1 million or 1.97% from total assets of $664.3 million at March 31, 2016. This increase was driven by the increased volume of the loan portfolio. Total loans increased from $511.0 million at March 31, 2016 to $517.4 at June 30, 2016. At June 30, 2015, total consolidated assets were $634.3 million and total loans were $486.0 million.

Deposits and Other Borrowings

Total deposits, which include brokered deposits, were $571.2 million at June 30, 2016. This reflects an increase of 2.06% or $11.8 million from $559.4 at March 31, 2016. At June 30, 2015, total deposits were $522.8 million. The Company held no brokered deposits at June 30, 2016 and March 31, 2016. The Company held $11.0 million in brokered deposits at June 30, 2015.

There were no outstanding balances of fed funds purchased and securities sold under agreement to repurchase at June 30 and March 31, 2016. Fed funds purchased and securities sold under agreement to repurchase were $8.3 million at June 30, 2015. Borrowings with the Federal Home Loan Bank of Atlanta were $20.0 million at June 30 and March 31, 2016 and June 30, 2015.

Equity

Shareholders’ equity at June 30, 2016 was $81.4 million, reflecting an increase of $1.6 million from $79.8 million at March 31, 2016. At June 30, 2015 shareholders’ equity was $73.9 million. The book value of the Company at June 30, 2016 was $23.09 per common share. Total common shares outstanding were 3,541,802 at June 30, 2016. On July 20, 2016, the board of directors declared a $0.20 per common share cash dividend for shareholders of record as of August 1, 2016 and payable on August 15, 2016.

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, and other filings with the Securities and Exchange Commission.

EAGLE FINANCIAL SERVICES, INC.

KEY STATISTICS

	For the Three Months Ended
	2Q16	1Q16	4Q15	3Q15	2Q15
Net Income (dollars in thousands)	$1,611	$1,525	$1,355	$3,289	$798
Earnings per share, basic	$0.46	$0.43	$0.38	$0.94	$0.23
Earnings per share, diluted	$0.46	$0.43	$0.38	$0.94	$0.23
Return on average total assets	0.97%	0.89%	0.84%	2.20%	0.51%
Return on average total equity	8.07%	7.42%	6.92%	17.26%	4.31%
Dividend payout ratio	43.48%	46.51%	52.63%	21.28%	86.96%
Fee revenue as a percent of total revenue	20.56%	18.68%	17.64%	16.01%	21.42%
Net interest margin(1)	4.16%	4.09%	3.97%	4.07%	4.13%
Yield on average earning assets	4.35%	4.30%	4.17%	4.29%	4.35%
Yield on average interest-bearing liabilities	0.31%	0.32%	0.31%	0.33%	0.35%
Net interest spread	4.50%	3.98%	3.85%	3.96%	4.00%
Tax equivalent adjustment to net interest income (dollars in thousands)	$149	$148	$151	$155	$152
Non-interest income to average assets	1.05%	1.00%	0.83%	2.39%	1.06%
Non-interest expense to average assets	3.51%	3.40%	3.58%	3.44%	3.95%
Efficiency ratio(2)	70.84%	70.33%	78.51%	55.56%	80.78%

(1)	The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are non-taxable (i.e., municipal income) then subtracting interest expense. The rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and the reconciliation of net interest income to tax equivalent net interest income. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns a fair amount of non-taxable interest income due to the mix of securities in its investment security portfolio, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)	The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investment portfolio and sales of repossessed assets. The tax rate utilized is 34%. See the table below for the quarterly tax equivalent net interest income and a reconciliation of net interest income to tax equivalent net interest income. The Company calculates this ratio in order to evaluate its overhead structure or how effectively it is operating. An increase in the ratio from period to period indicates the Company is losing a larger percentage of its income to expenses. The Company believes that the efficiency ratio is a reasonable measure of profitability.

EAGLE FINANCIAL SERVICES, INC.

SELECTED FINANCIAL DATA BY QUARTER

	2Q16	1Q16	4Q15	3Q15	2Q15
BALANCE SHEET RATIOS
Loans to deposits	90.58%	91.35%	89.99%	93.06%	92.97%
Average interest-earning assets to average-interest bearing liabilities	160.81%	158.08%	157.81%	154.19%	154.14%
PER SHARE DATA
Dividends	$0.20	$0.20	$0.20	$0.20	$0.20
Book value	$23.09	$22.70	$22.25	$22.25	$21.30
Tangible book value	$23.09	$22.70	$22.25	$22.25	$21.30
SHARE PRICE DATA
Closing price	$22.90	$22.96	$23.00	$23.00	$23.50
Diluted earnings multiple(1)	12.45	13.35	15.13	6.12	25.54
Book value multiple(2)	0.99	1.01	1.03	1.03	1.10
COMMON STOCK DATA
Outstanding shares at end of period	3,541,802	3,535,684	3,517,648	3,508,831	3,495,800
Weighted average shares outstanding	3,538,997	3,531,134	3,512,978	3,503,412	2,487,215
Weighted average shares outstanding, diluted	3,538,997	3,531,134	3,512,978	3,503,412	3,497,065
CAPITAL RATIOS
Total equity to total assets	12.02%	12.02%	12.00%	12.16%	11.66%
CREDIT QUALITY
Net charge-offs to average loans	0.02%	0.03%	-0.04%	-0.03%	-0.05%
Total non-performing loans to total loans	0.78%	0.88%	1.13%	1.16%	1.41%
Total non-performing assets to total assets	0.67%	0.76%	0.95%	1.18%	1.44%
Non-accrual loans to:
total loans	0.77%	0.87%	1.07%	1.15%	1.39%
total assets	0.59%	0.67%	0.81%	0.89%	1.07%
Allowance for loan losses to:
total loans	0.96%	0.98%	1.00%	1.05%	1.14%
non-performing assets	109.64%	99.05%	80.45%	68.65%	60.79%
non-accrual loans	124.99%	112.28%	93.81%	91.03%	81.68%
NON-PERFORMING ASSETS:
(dollars in thousands)
Loans delinquent over 90 days	$33	$24	$307	$1	$68
Non-accrual loans	3,978	4,456	5,285	5,673	6,778
Other real estate owned and repossessed assets	524	571	571	1,848	2,261
NET LOAN CHARGE-OFFS (RECOVERIES):
(dollars in thousands)
Loans charged off	$82	$72	$17	$118	$190
(Recoveries)	(51)	(38)	(61)	(156)	(254)
Net charge-offs (recoveries)	31	34	(44)	(38)	(64)
PROVISION FOR LOAN LOSSES (dollars in thousands)	$—	$79	$(250)	$(410)	$300
ALLOWANCE FOR LOAN LOSS SUMMARY
(dollars in thousands)
Balance at the beginning of period	$5,003	$4,958	$5,164	$5,536	$5,172
Provision	—	79	(250)	(410)	300
Net charge-offs (recoveries)	31	34	(44)	(38)	(64)
Balance at the end of period	$4,972	$5,003	$4,958	$5,164	$5,536

(1)	The diluted earnings multiple is calculated by dividing the period’s closing market price per share by the annualized diluted earnings per share for the period. The diluted earnings multiple is a measure of how much an investor may be willing to pay for $1.00 of the Company’s earnings.
(2)	The book value multiple (or price to book ratio) is calculated by dividing the period’s closing market price per share by the period’s book value per share. The book value multiple is a measure used to compare the Company’s market value per share to its book value per share.

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Unaudited 6/30/2016	Unaudited 3/31/2016	Audited 12/31/2015	Unaudited 9/30/2015	Unaudited 6/30/2015
Assets
Cash and due from banks	$29,594	$25,451	$23,221	$16,941	$12,145
Federal funds sold	—	—	—	—	—
Securities available for sale, at fair value	104,699	102,251	107,718	103,503	107,682
Loans, net of allowance for loan losses	512,434	506,030	490,615	486,052	480,492
Bank premises and equipment, net	20,495	20,756	20,964	20,924	20,805
Other assets	10,166	9,783	9,136	10,649	13,191

Total assets	$677,388	$664,271	$651,654	$638,069	$634,315

Liabilities and Shareholders’ Equity
Liabilities
Deposits:
Noninterest bearing demand deposits	$197,524	$193,276	$186,133	$177,005	$171,368
Savings and interest bearing demand deposits	284,572	279,033	272,214	255,135	257,575
Time deposits	89,133	87,130	92,371	95,731	93,844

Total deposits	$571,229	$559,439	$550,718	$527,871	$522,787
Federal funds purchased and securities sold under agreements to repurchase	—	—	—	—	8,329
Federal Home Loan Bank advances	20,000	20,000	20,000	30,000	20,000
Trust preferred capital notes	—	—	—	—	7,217
Other liabilities	4,764	4,990	2,715	2,589	2,039
Commitments and contingent liabilities	—	—	—	—	—

Total liabilities	$595,993	$584,429	$573,433	$560,460	$560,372

Shareholders’ Equity
Preferred stock, $10 par value	$—	$—	$—	$—	$—
Common stock, $2.50 par value	8,817	8,791	8,758	8,723	8,681
Surplus	14,129	13,936	13,730	13,464	13,089
Retained earnings	56,405	55,501	54,682	54,029	51,439
Accumulated other comprehensive income	2,044	1,614	1,051	1,393	734

Total shareholders’ equity	$81,395	$79,842	$78,221	$77,609	$73,943

Total liabilities and shareholders’ equity	$677,388	$664,271	$651,654	$638,069	$634,315

EAGLE FINANCIAL SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands)

Unaudited

	Three Months Ended
	6/30/2016	3/31/2015	12/31/2015	9/30/2015	6/30/2015
Interest and Dividend Income
Interest and fees on loans	$5,884	$5,709	$5,473	$5,540	$5,437
Interest on federal funds sold	—	—	—	—	—
Interest and dividends on securities available for sale:
Taxable interest income	483	440	426	437	406
Interest income exempt from federal income taxes	232	233	238	245	246
Dividends	22	23	25	41	26
Interest on deposits in banks	22	16	7	2	6

Total interest and dividend income	$6,643	$6,421	$6,169	$6,265	$6,121

Interest Expense
Interest on deposits	$193	$201	$190	$185	$182
Interest on federal funds purchased and securities sold under agreements to repurchase	—	—	—	9	1
Interest on Federal Home Loan Bank advances	65	65	67	69	66
Interest on trust preferred capital notes	39	41	45	58	78

Total interest expense	$297	$307	$302	$321	$327

Net interest income	$6,346	$6,114	$5,867	$5,944	$5,794
Provision For Loan Losses	—	79	(250)	(410)	300

Net interest income after provision for loan losses	$6,346	$6,035	$6,117	$6,354	$5,494

Noninterest Income
Income from fiduciary activities	$380	$328	$236	$318	$356
Service charges on deposit accounts	290	290	319	328	307
Other service charges and fees	992	829	769	919	930
Gain on the sale of bank premises and equipment	—	—	(81)	—	5
Gain (Loss) on sales of AFS securities	—	85	8	19	22
Gain on redemption of trust preferred debt	—	—	—	2,424	—
Other operating income	76	102	84	(179)	24

Total noninterest income	$1,738	$1,634	$1,335	$3,829	$1,644

Noninterest Expenses
Salaries and employee benefits	$3,312	$3,264	$3,121	$3,090	$3,112
Occupancy expenses	368	408	387	394	436
Equipment expenses	355	310	383	312	260
Advertising and marketing expenses	185	162	154	155	184
Stationery and supplies	51	50	63	67	61
ATM network fees	259	177	210	246	191
Other real estate owned expenses	2	—	252	64	14
Loss (gain) on sale of other real estate	47	—	(127)	(11)	73
FDIC assessment	99	104	120	108	103
Computer software expense	131	136	149	134	192
Bank franchise tax	125	126	131	131	126
Professional fees	282	228	311	211	261
Other operating expenses	616	588	619	616	1,118

Total noninterest expenses	$5,832	$5,553	$5,773	$5,517	$6,131

Income before income taxes	2,252	2,116	1,679	4,666	1,007
Income Tax Expense	641	591	324	1,377	209

Net income	$1,611	$1,525	$1,355	$3,289	$798

Earnings Per Share
Net income per common share, basic	$0.46	$0.43	$0.38	$0.94	$0.23

Net income per common share, diluted	$0.46	$0.43	$0.38	$0.94	$0.23

EAGLE FINANCIAL SERVICES, INC.

Average Balances, Income and Expenses, Yields and Rates

(dollars in thousands)

	For the Three Months Ended
	June 30, 2016			March 31, 2016			June 30, 2015
	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield	Average Balance	Interest Income/ Expense	Average Yield
Assets:
Securities:
Taxable	$71,792	$2,031	2.83%	$73,313	$1,862	2.54%	$71,250	$1,737	2.44%
Tax-Exempt (1)	31,771	1,411	4.44%	31,424	1,421	45.20%	31,787	1,495	4.70%

Total Securities	$103,563	$3,442	3.32%	$104,737	$3,283	3.13%	$103,037	$3,232	3.14%
Loans:
Taxable	$498,794	$23,432	4.70%	$489,657	$22,740	4.64%	$455,696	$21,615	4.74%
Nonaccrual	4,194	—	0.00%	5,122	—	0.00%	6,806	—	0.00%
Tax-Exempt (1)	6,679	351	5.25%	6,479	333	5.14%	8,140	289	3.55%

Total Loans	$509,667	$23,783	4.67%	$501,258	$23,073	4.60%	$470,642	$21,904	4.65%
Federal funds sold	—	—	0.00%	—	—	0.00%	—	—	0.00%
Interest-bearing deposits in other banks	18,291	90	0.49%	14,254	64	0.45%	11,243	24	0.21%

Total earning assets	$627,327	$27,314	4.35%	$615,127	$26,420	4.30%	$578,116	$25,160	4.35%
Allowance for loan losses	(5,110)			(5,026)			(5,378)
Total non-earning assets	46,506			46,035			49,064

Total assets	$668,723			$656,136			$621,802

Liabilities and Shareholders’ Equity:
Interest-bearing deposits:
NOW accounts	$81,086	$84	0.10%	$82,710	$97	0.12%	$80,266	$84	0.10%
Money market accounts	115,434	213	0.18%	112,140	189	0.17%	97,515	112	0.12%
Savings accounts	85,150	48	0.06%	82,436	44	0.05%	75,412	40	0.05%
Time deposits:
$100,000 and more	44,517	257	0.58%	39,540	205	0.52%	35,135	156	0.45%
Less than $100,000	43,848	172	0.39%	52,261	273	0.52%	58,769	337	0.57%

Total interest-bearing deposits	$370,035	$775	0.21%	$369,087	808	0.22%	$347,097	$730	0.21%
Federal funds purchased and securities sold under agreements to repurchase	79	—	0.51%	32	0	0.00%	756	4	0.53%
Federal Home Loan Bank advances	20,000	260	1.30%	20,000	426	2.13%	20,000	261	1.30%
Trust preferred capital notes	—	156	0.00%	—	0	0.00%	7,217	317	4.39%

Total interest-bearing liabilities	$390,114	$1,192	0.31%	$389,119	1,234	0.32%	$375,070	$1,312	0.35%

Noninterest-bearing liabilities:
Demand deposits	193,364			183,242			170,128
Other Liabilities	4,966			4,850			2,366

Total liabilities	$588,444			$577,211			$547,564
Shareholders’ equity	80,279			78,925			74,238

Total liabilities and shareholders’ equity	$668,723			$656,136			$621,802

Net interest income		$26,123			$25,186			$23,849

Net interest spread			4.05%			3.98%			4.00%
Interest expense as a percent of average earning assets			0.19%			0.20%			0.23%
Net interest margin			4.16%			4.09%			4.13%

(1)	Income and yields are reported on a tax equivalent basis using a federal tax rate of 34%.

EAGLE FINANCIAL SERVICES, INC.

Reconciliation of Tax-Equivalent Net Interest Income

(dollars in thousands)

	Three Months Ended
	6/30/2016	3/31/2016	12/31/2015	9/30/2015	6/30/2015
GAAP Financial Measurements:
Interest Income - Loans	5,884	$5,709	$5,473	$5,541	$5,437
Interest Income - Securities and Other Interest-Earnings Assets	759	712	696	725	684
Interest Expense - Deposits	193	201	190	185	182
Interest Expense - Other Borrowings	104	106	112	136	145

Total Net Interest Income	$6,346	$6,114	$5,867	$5,945	$5,794
Non-GAAP Financial Measurements:
Add: Tax Benefit on Tax-Exempt Interest Income - Loans	$30	$28	$28	$29	$25
Add: Tax Benefit on Tax-Exempt Interest Income - Securities	119	120	123	126	127

Total Tax Benefit on Tax-Exempt Interest Income	$149	$148	$151	$155	$152

Tax-Equivalent Net Interest Income	$6,495	$6,262	$6,018	$6,100	$6,946